FOR IMMEDIATE RELEASE

Ruth's Chris Steak House Announces Preliminary Fourth Quarter Sales for Company-owned Restaurants

-Comparable Sales Increase 7.4%-

Heathrow, Florida -- January 4, 2007 - Ruth's Chris Steak House, Inc., (Nasdaq: RUTH) announced today that company-owned restaurant sales from continuing operations, which excludes franchise and other income, increased 48.5% to $80.4 million for the fourth quarter ended December 31, 2006 versus $54.1 million for the fourth quarter of 2005. The increase from the prior year's quarter was driven by comparable restaurant sales, 10 additional net restaurants in operation during the period, and 14 weeks of operation in the fourth quarter of 2006 versus 13 weeks in 2005. Average weekly restaurant volumes of all operating company-owned locations for the fourth quarter of 2006 increased 8.4% to $118,502.

Total revenues from continuing operations, including franchise and other income, is expected to be between $83.8 and $84.0 million for the fourth quarter of 2006 versus $58.0 million for the fourth quarter of 2005.

For the fourth quarter of 2006, and on a 13-week to 13-week basis, company-owned comparable restaurant sales increased 7.4%, consisting of entrée growth of 2.0% and an average check increase of 5.3%. The increased entrée growth was partially related to the calendar shift of Christmas Day from a Sunday in 2005 to a Monday in 2006, while the higher per entrée spending was partially related to increases in per guest spending for wine and other beverages as well as year over year price increases totaling 3.5%. Company-owned comparable restaurant sales lapped last year's fourth quarter growth of 8.5%.

For the full year 2006 which consisted of 53-weeks, company-owned restaurant sales from continuing operations, which excludes franchise and other income, increased 27.6% to $254.7 million versus $199.6 million for the full year of 2005 which consisted of 52-weeks. The increase from the prior year was driven by comparable restaurant sales, 9 additional net restaurants in operation, and an extra week of operation in 2006 versus 2005. Average unit restaurant volumes of all operating company-owned locations for the full 53 weeks of fiscal 2006 increased 10.3% to $5.8 million versus $5.3 million for the full 52 week year of 2005. For the full year 2006 and on a 52-week to 52-week basis, comparable restaurant sales increased approximately 6.2%, consisting of entrée growth of 0.7% and an average check increase of 5.5%.

Total revenues from continuing operations, including franchise and other income, is expected to be between $267.2 and $267.4 million for the full year of 2006 versus $211.6 million for the full year of 2005.

During the three month period ended December 31, 2006, the Company opened locations in Bonita Springs/Estero, Florida and Providence, Rhode Island, while the Company's franchise partners opened locations in Edmonton, Alberta (Canada); Huntsville, Alabama; and the Big Island of Hawaii. The Company also completed the acquisition of a Chicago, Illinois franchise restaurant on October 8, 2006 and a Troy, Michigan franchise restaurant on October 30, 2006.

As expected, food and beverage costs, while higher than the prior year, moderated during the fourth quarter of 2006 versus the third quarter high point, while general and administrative costs were in-line with recent quarters after adjusting for the additional 53rd week.

With the completion of its first full year as a public company, the Company is moving its annual guidance from Proforma to a Generally Accepted Accounting Principles (GAAP) basis. Accordingly, the Company expects full year 2006 diluted earnings per share, on a GAAP basis, to be between $0.96 and $1.00. This annual guidance includes the impact of Statement of Financial Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R) as well as gains from insurance proceeds, other hurricane related costs, and the impairment of one restaurant. The Company expects the net impact from the insurance proceeds, hurricane costs and the impairment to be approximately $0.07 per diluted share.

Selected Financial Information for Company-owned Restaurants:

	13 Weeks Ended December 25, 2005	14 Weeks Ended December 31, 2006	52 Weeks Ended December 25, 2005	53 Weeks Ended December 31, 2006
	-----------------------	-----------------------	-----------------------	----------------------
All Company Restaurants:
Operating Weeks	495	678	1,937	2,325
Restaurant Sales (in millions)	$54.1	$80.4	$196.1	$254.7

		13 Weeks to 13 Weeks Ending December 24, 2006		52 Weeks to 52 Weeks Ending December 24, 2006
		-----------------------		----------------------
Comparable Restaurants:
Sales		7.4%		6.2%
Entrées (traffic)		2.0%		0.7%
Check (mix and menu pricing)		5.3%		5.5%

Upcoming Investor Conferences

As a reminder, on Tuesday, January 9, 2007, the Company will be presenting at Cowen & Company's Fifth Annual Consumer Conference at the Westin New York at Times Square in New York City. The presentation will begin at 2:30 PM Eastern Time.

On Thursday, January 11, 2007, the Company will be presenting at the Ninth Annual ICR XChange Conference at the St. Regis Monarch Beach Resort & Spa in Dana Point, California. The presentation will begin at 11:00 AM Pacific Time.

Investors and interested parties can access these presentations by visiting the Company's website at www.ruthschris.com under the investor relations section.

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining restaurant company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 100 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime . . . just follow the sizzle to Ruth's Chris Steak House. For information, reservations, and gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding our total revenues for the fourth quarter and annual guidance, are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as "risk factors" in our 2005 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Contact:

Integrated Corporate Relations

Investor Relations: Tom Ryan or Raphael Gross

Media: John Flanagan

203-682-8200